Exhibit 5.5

AIIM Restaurant Inc.

Argosy University Family Center, Inc.

c/o Education Management LLC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as Minnesota local counsel to AIIM Restaurant, Inc., a Minnesota corporation (“AIIM Restaurant”), and Argosy University Family Center, Inc., a Minnesota corporation (“Argosy University” and together with AIIM Restaurant, collectively, the “Minnesota Guarantors”).

We have reviewed:

1. The Indenture dated as of June 1, 2006 (the “Senior Indenture”) among Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (collectively, the “Issuers”), the Minnesota Guarantors, the other guarantors under the Indenture (together with the Minnesota Guarantors, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”) and the related guarantees of the Guarantors (the “Senior Guarantees”) under the Senior Indenture; and

2. The Indenture dated as of June 1, 2006 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee and the related guarantees of the Guarantors (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Indentures and such other documents, and have made such other investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Minnesota Guarantors.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. Each of the Indentures has been duly authorized, executed and delivered by each of the Minnesota Guarantors.

2. Each of the Guarantees by each Minnesota Guarantor has been duly authorized, executed and delivered by such Minnesota Guarantor.

AIIM Restaurant Inc.

Argosy University Family Center, Inc.

November 7, 2006

3. Neither the execution and delivery of the Indentures and the Guarantees by each of the Minnesota Guarantors nor the performance of the obligations of the Minnesota Guarantors under the terms thereof violates any law of the State of Minnesota.

We express no opinion as to the laws of any jurisdiction other than those of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Dated: November 7, 2006

Very truly yours,

/s/ Dorsey & Whitney LLP